Exhibit (l)(14)

PURCHASE AGREEMENT

Quantitative U.S. Large Cap Value Equity Portfolio

The Glenmede Fund, Inc., a Maryland corporation (the “Company”), and The Glenmede Corporation a Pennsylvania corporation (“Glenmede”), hereby agree with each other as follows:

1. The Company hereby offers Glenmede and Glenmede hereby purchases one hundred thousand (100,000) shares (the “Shares”) of the Company’s Quantitative U.S. Large Cap Value Equity Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede of funds in the total amount of $1,000,000 in full payment for such Shares.

2. Glenmede represents and warrants to the Company that each Share is being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 13th day of November 2017.

THE GLENMEDE FUND, INC.
ATTEST:

/s/ Kimberly C. Osborne	/s/ Mary Ann B. Wirts
By: Kimberly C. Osborne	By: Mary Ann B. Wirts
Title: Executive Vice President	Title: President

THE GLENMEDE CORPORATION
ATTEST:

/s/ George C. Bell	/s/ Lisa C. Coia
By: George C. Bell	By: Lisa C. Coia
Title: Accounting Manager	Title: Treasurer